EXHIBIT 99.1

CONTACT: Gregory J. Winsky
         Executive Vice President
         Franklin Electronic Publishers
         609-386-2500 ext. 6045

                                                           FOR IMMEDIATE RELEASE

          FRANKLIN ELECTRONIC PUBLISHERS SETTLES ITS PATENT ARBITRATION
            AGAINST THE SEIKO INSTRUMENTS INC. GROUP (SII GROUP) AND
           ENTERS CROSS LICENSING ARRANGEMENT FOR PATENTS ON HANDHELD
                         ELECTRONIC REFERENCE PRODUCTS

Burlington, New Jersey - October 25, 2002 - Franklin Electronic Publishers, Inc., (AMEX:FEP), today announced a Settlement Agreement and a Patent Cross Licensing Agreement with SII and its American subsidiaries. Franklin had filed for arbitration of disputes under certain patent licenses previously granted by Franklin to the SII group. Under the Settlement Agreement, Franklin has agreed to withdraw its arbitrable claims and to release all other claims, including certain patent claims. Franklin has received $350,000 from the SII group. The parties contemporaneously entered into a Cross License Agreement on their respective U.S. patent portfolios in the field of electronic reference products. Terms of the Cross License Agreement were not disclosed.

Franklin Electronic Publishers, Inc. (AMEX:FEP) is the worldwide market leader in handheld electronic books, including the popular BOOKMAN(R) series. The Company is also the exclusive producer and distributor of ROLODEX(R) Electronics brand of personal information management products. Franklin has sold more than 27,000,000 electronic books and currently publishes more than 200 titles, including dictionaries and bilingual dictionaries; encyclopedias; Bibles; entertainment titles; education and tutorial publications; and medical reference works. Franklin products, available in 16 languages, are sold in 45,000 retail outlets worldwide, through catalogs and online at http://www.franklin.com. The Company has sales and distribution subsidiaries in the United Kingdom, France, Germany, Canada, Australia and Mexico, and a production management office in Hong Kong. ROLODEX(R) is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc.

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 Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as
 Franklin's belief or expectation or preceded by the word "should" are forward looking statements that involve risks to and uncertainties in Franklin's business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin's dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin's reports filed with the Securities and Exchange Commission.
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